Exhibit 4.9

TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT, dated as of February 27, 2014 (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by the entities identified as grantors on the signature pages hereto (collectively, the “Grantors”) in favor of DEUTSCHE BANK AG NEW YORK BRANCH, as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”).

WHEREAS, the Grantors are party to a Pledge and Security Agreement dated as of February 27, 2014 (the “Pledge and Security Agreement”) between each of the Grantors and the other grantors party thereto and the Collateral Agent pursuant to which the Grantors granted a security interest to the Collateral Agent in the Trademark Collateral (as defined below) and are required to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantors hereby agree with the Collateral Agent as follows:

SECTION 1.        Defined Terms

Unless otherwise defined herein, terms defined in the Pledge and Security Agreement and used herein have the meaning given to them in the Pledge and Security Agreement.

SECTION 2.        Grant of Security Interest in Trademark Collateral

SECTION 2.1      Grant of Security.  Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under the following, in each case whether now owned or existing or hereafter acquired, developed, created or arising and wherever located (collectively, the “Trademark Collateral”):

all United States, and foreign trademarks, trade names, trade dress, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, whether or not registered, and with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications listed or required to be listed in Schedule A attached hereto, (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (iv) all rights to sue or otherwise recover for any past, present and future infringement, dilution or other violation of any of the foregoing or for any injury to the related goodwill, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

SECTION 2.2      Certain Limited Exclusions.  Notwithstanding anything herein to the contrary, in no event shall the Trademark Collateral include or the security interest granted under Section 2.1 hereof attach to any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law.

SECTION 3.        Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Collateral Agent for the Secured Parties pursuant to the Pledge and Security Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Pledge and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.  In the event that any provision of this Agreement is deemed to conflict with the Pledge and Security Agreement, the provisions of the Pledge and Security Agreement shall control.

SECTION 4.        Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW  OTHER THAN THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF LAW RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

SECTION 5.        Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

GRIFOLS WORLDWIDE OPERATIONS LIMITED

By:	/s/ Victor Grifols Roura
Name: Victor Grifols Roura
Title: Authorized Signatory

GRIFOLS INC.

By:	/s/ David Bell
Name: David Bell
Title: Corporate Vice President

GRIFOLS THERAPEUTICS INC.

By:	/s/ David Bell
Name: David Bell
Title: Corporate Vice President

GRIFOLS-CHIPON DIAGNOSTICS CORP.

By:	/s/ David Bell
Name: David Bell
Title: Authorized Signatory

[Grifols – Trademark Security Agreement]

Accepted and Agreed:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Collateral Agent

By:	/s/ Michael Winters
	Name:	Michael Winters
	Title:	Vice President

By:	/s/ Kirk L. Tashjian
	Name:	Kirk L. Tashjian
	Title:	Vice President

[Grifols – Trademark Security Agreement]